Exhibit 5.1

Asia Entertainment & Resources Ltd.
PO Box 309
Ugland House
Grand Cayman
KY1-1104
Cayman Islands

4 June 2013

Dear Sirs

Asia Entertainment & Resources Ltd. (the “Company”)

We have acted as Cayman Islands counsel to the Company to provide this legal opinion in connection with the Company's registration statement on Form F-3, including all amendments or supplements thereto (the “Form F-3”), filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Act”), as amended (the “Registration Statement”) and the Prospectus Supplement dated 4 June 2013 (the “Prospectus Supplement”) related to the issuance of subscription rights (the “ Rights”) to holders of ordinary shares of the Company to purchase up to 20,225,582 ordinary shares of the Company (the “Shares”) at a subscription price of $3.00 per share (the “Consideration”).

1	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	the Certificate of Incorporation dated 24 September 2007, the Certificate of Incorporation on Change of Name dated 8 February 2010 and the Second Amended and Restated Memorandum and Articles of Association of the Company as adopted on 2 February 2010 (the “Memorandum and Articles”)
1.2	the minutes (the “Minutes”) of the meeting of the board of directors of the Company held on 24 May 2013 (the “Meeting”), the written consent of the pricing committee of the Company dated 27 May 2013 (the “Consent”) and the corporate records of the Company maintained at its registered office in the Cayman Islands;
1.3	a Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”);
1.4	a certificate from a director of the Company (the “Director's Certificate”);
1.5	the Registration Statement.
1.6	the Prospectus Supplement.
2	ASSUMPTIONS

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	the Registration Statement and the Prospectus Supplement have been authorised and delivered by or on behalf of the Company in accordance with all relevant laws (other than the laws of the Cayman Islands).
2.2	copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.
2.3	all signatures, initials and seals are genuine.

2.4	there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the State of New York or the United States of America.
2.5	the Company has received, or will receive, money or money's worth in consideration for the issue of the Shares, and none of the Shares have, or will be, issued for less than par value.
2.6	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for the Shares.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualification set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted Company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.
3.2	The Shares to be offered and issued by the Company upon exercise of the Rights as contemplated by the Prospectus Supplement have been duly authorised for issue, and when issued by the Company for the consideration fixed thereto, in accordance with the terms set out in the Prospectus Supplement, and duly registered in the Company’s register of members (shareholders), will be validly issued and (assuming that all of the Consideration is received by the Company) will be fully paid and non-assessable.
4	QUALIFICATIONS

The opinions expressed above are subject to the following qualification:

4.1	Under the Companies Law (2012 Revision) of the Cayman Islands (the “Companies Law”), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you and your counsel. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully
/s/ MAPLES and CALDER

MAPLES and CALDER